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Exhibit 99.1

MarkWest Energy Partners, L.P., Reports 2003 Third Quarter Results

        DENVER—November 5, 2003—MarkWest Energy Partners, L.P. (AMEX: MWE), today reported net income for the three months ended September 30, 2003, of $2.8 million, or $0.47 per limited partner unit, compared to net income of $2.5 million, or $0.46 per limited partner unit, for the third quarter of 2002. For the first nine months of 2003, the Partnership reported net income of $5.9 million, or $1.05 per limited partner unit. There is no comparable year-to-date period for 2002, as our initial public offering was completed May 24, 2002.

        On October 22, 2003, the board of directors of the general partner of MarkWest Energy Partners, L.P., declared the Partnership's quarterly cash distribution of $0.64 per unit for the third quarter of 2003. This distribution represents an increase of $0.06 per unit over the previous quarter distribution. The indicated annual rate is $2.56 per unit. The third quarter distribution is payable November 14, 2003, to unitholders of record on November 4, 2003.

        As a Master Limited Partnership, cash distributions to limited partners are largely determined based on Distributable Cash Flow (DCF). For the three and nine months ended September 30, 2003, DCF was $5.0 million and $11.7 million, respectively.

        Third quarter 2003 net income and DCF were positively impacted by our first quarter acquisition of the Pinnacle entities, our third quarter Lubbock pipeline acquisition, and a return to normal volumes in our Appalachian operations after longer-than-expected downtime for annual repairs and maintenance during the second quarter. Third quarter results reflect just one month of results from the Lubbock pipeline, as it was acquired on September 2, 2003.

        John Fox, CEO, said, "We were very pleased to be able to raise our distribution to $0.64/quarter this quarter. The flow of new acquisition opportunities continues to be quite robust in the size range of $25 million to $75 million, which we like. Gas drilling activity is nearing historical highs, and we think our assets in Appalachia and Texas are well positioned to grow internally from new well activity around our systems. Finally, we are most pleased with Frank Semple's agreement to be our new president and CEO, as previously announced. Frank's experience will bring a valuable new dimension to the growth of Partnership unitholder value."

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        MarkWest Energy Partners L.P., is a publicly traded master limited partnership with a solid core of midstream assets and growing core of gas transmission assets. We are the largest processor of natural gas in the Northeast, processing gas from the Appalachian basin and from Michigan. Our Northeast assets include natural gas processing facilities, liquids fractionation, transportation and storage facilities. We also have a growing asset base of gas gathering and intrastate gas transmission assets in Texas.

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form S-1, as amended, and our Forms 10-Q for the current year, as filed with the SEC.

MarkWest Energy Partners, L.P.
Financial and Operating Statistics
(in thousands of dollars except per unit amounts and operating statistics)

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2003
Statement of Operations Data
Revenues	$31,412	$13,868	$78,741
Operating expenses:
Purchased product costs	18,510	4,903	45,325
Plant operating expenses and other expenses	5,396	3,893	14,900
Selling, general and administrative expenses	1,883	894	4,814
Depreciation	2,026	1,272	5,231

Total operating expenses	27,815	10,962	70,270

Income from operations	3,597	2,906	8,471
Other income (expenses):
Interest expense, net	(847)	(392)	(2,592)
Miscellaneous income	17	12	51

Net income	$2,767	$2,526	$5,930

General partner's interest in net income	$55	$51	$119

Limited partners' interest in net income	$2,712	$2,475	$5,811

Basic net income per limited partner unit	$0.47	$0.46	$1.05
Diluted net income per limited partner unit	$0.46	$0.45	$1.04
Weighted average units outstanding:
Basic	5,783	5,415	5,543
Diluted	5,833	5,449	5,593
Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$6,562	$3,479	$16,440
Investing activities	$(13,012)	$(1,332)	$(52,391)
Financing activities	$4,903	$(1,206)	$39,548
Other Financial Data
Distributable cash flow	$4,995	$3,690	$11,746
Operating Data
Appalachia:
Natural gas processed for a fee (Mcf/d)	204,000	213,000	198,000
NGLs fractionated for a fee (gallons/day)	511,000	484,000	449,000
Southwest:
Gathering system throughput (Mcf/d)	59,000	—	51,000
Michigan:
Gas volumes processed for a fee (Mcf/d)	17,300	16,900	15,700
	September 30, 2003	December 31, 2002	September 30, 2002
Balance Sheet Data
Working capital	$1,880	$1,762	$2,193
Total assets	$142,290	$87,709	$88,341
Total debt	$61,300	$21,400	$21,400
Partners' capital	$67,912	$61,574	$63,303
Total debt (net of cash) to total book capitalization	45%	23%	24%

MarkWest Energy Partners, L.P.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(in thousands)

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2003
Net income	$2,767	$2,526	$5,930
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,026	1,272	5,231
Amortization of deferred financing costs included in interest expense	264	—	702
Non-cash compensation expense	154	—	554
Other	11	31	20

Cash flow from operations prior to changes in working capital	5,222	3,829	12,437
Less:
Sustaining capital expenditures	(227)	(139)	(691)

Distributable cash flow(a)	$4,995	$3,690	$11,746

Sustaining capital expenditures	$227	$139	$691
Expansion capital expenditures	563	1,211	1,243

Total capital expenditures	$790	$1,350	$1,934

(a)
Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding Distributable Cash Flow is included in our current report on Form 8-K filed on November 5, 2003.

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MarkWest Energy Partners, L.P., Reports 2003 Third Quarter Results